Exhibit 10.33

Amendment Number 1

OGE Energy Corp. Employees’ Stock Ownership

And Retirement Savings Plan

(As Amended and Restated Effective as of January 1, 2006)

OGE Energy Corp. (the “Company”), an Oklahoma corporation, by action of its Board of Directors taken in accordance with the authority reserved to it by Section 13.1 of the OGE Energy Corp. Employees’ Stock Ownership and Retirement Savings Plan (As Amended and Restated Effective as of January 1, 2006) (the “Plan”), hereby amends the Plan, effective as of July 18, 2007, as follows:

1.          By adding the phrase “the Investment Committee,” after the phrase “the Benefits Committee,” where it appears in Section 2.22 of the Plan.

2.          By adding a new Section 2.25A after Section 2.25 as follows:

“Section 2.25A Investment Committee. The term “Investment Committee” means the committee appointed by the Board of Directors pursuant to Section 13.3(c).”

3.          By deleting the first two sentences of Section 8.1 of the Plan and inserting in lieu thereof the following:

“The Investment Committee shall cause the Trustee to establish and maintain the Investment Funds offered under the Plan, except for the OGE Energy Corp. Common Stock Fund. It is OGE Energy Corp.’s intent in its settlor capacity that the OGE Energy Corp. Common Stock Fund provided for in Section 8.1(a) shall be established and maintained as a permanent feature of the Plan as provided in said Section 8.1(a). Consistent with the foregoing, the Investment Committee shall have the authority to add or delete funds as it deems appropriate without amending this Plan document.”

4.         By deleting the phrase “or exercise” where it appears in the second sentence of Section 8.7 of the Plan.

5.         By deleting Section 13.1 of the Plan and inserting in lieu thereof the following:

“Section 13.1       Allocation of Responsibilities Among Fiduciaries. The Fiduciaries shall have only those specific powers, duties, responsibilities and obligations as are specifically allocated to them under the Plan and Trust. In general, the Board of Directors shall have the sole responsibility to appoint and remove the Trustee or Trustees, members of the Investment Committee and members of the Benefits Oversight Committee; the authority to amend the Plan, in whole or in part, including when such amendment or group of related amendments would result in an estimated annual cost to the Plan of 25% or more of the annual cost of Company contributions (excluding Employee Contributions) under the Plan; and the authority to terminate, in whole or in part, the Plan and Trust. The Benefits Oversight Committee shall have the responsibilities described in Section 13.3(a). The Benefits Committee shall have the responsibilities described in Section 13.3(b). The Investment Committee shall have the responsibilities described in Section 13.3(c). The Plan Administrator shall have the duties described in Section 13.2. The Trustee shall have the sole responsibility for the administration of the Trust and the management of the assets under the Trust, all as specifically provided in the Trust and subject to the investment policy adopted by the Investment Committee. The Trustee will be responsible only for the assets of the Trust which it manages. If an investment manager is appointed, the investment manager will have sole responsibility for the management of the assets of the Trust specifically allocated to it. Each Fiduciary warrants that any directions given, information furnished or action taken by it shall be in accordance with the provisions of the Plan and Trust, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under the Plan and Trust, and is not required under the Plan or Trust to inquire into the propriety of any such direction, information or action except that each Fiduciary shall not be relieved from liability for a breach of fiduciary responsibility by a co-Fiduciary under Section 405(a) of Title I of ERISA. It is intended under the Plan and Trust that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan. The Benefits Oversight Committee, the Investment Committee, the Benefits Committee and the Plan Administrator may delegate their powers, duties, responsibilities and obligations to any other individual or entity, provided that to be effective, such delegation shall be agreed to in a written document signed by the parties involved.”

6.          By deleting the introductory portion of the first paragraph of Section 13.3(a)(ii) of the Plan and inserting in lieu thereof the following:

“The Benefits Oversight Committee shall be responsible for appointing and removing the members of the Benefits Committee. In addition, the Benefits Oversight Committee shall have the power to amend the Plan without the approval of the Board of Directors for the following reasons:”

7.          By deleting Sections 13.3(c)-(j) of the Plan and inserting in lieu thereof the following:

“(c)	Investment Committee.

(i)        Appointment. The Investment Committee shall consist of at least two (2) members appointed by the Board of Directors, who may also be officers, directors, employees, agents or shareholders of OGE Energy Corp. Investment Committee members may resign by written notice to, or may be removed by, the Board of Directors, which shall appoint a successor to fill any vacancy on the Investment Committee so as to maintain at least two (2) members. The Secretary of OGE Energy Corp. shall advise the Trustee in writing of the names of the members of the Investment Committee and of any changes that may occur in its membership from time to time.

(ii)        Specific Powers and Duties. In addition to discharging all other duties delegated to it as set forth in the Plan, the Investment Committee shall be responsible for appointing and removing any investment manager and reviewing the performance of the Trustee appointed by the Board of Directors and recommending to the Board of Directors the appointment, retention or termination of any such Trustee. In addition, the Investment Committee shall establish an investment policy, which shall be communicated to the Trustee and any investment manager.

The Investment Committee shall have such powers as may be necessary to discharge its duties hereunder and shall provide the Board of Directors with a report of its actions on an annual basis.

(d)        Limitation on Powers. The Investment Committee and Benefits Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, to change or add to any benefits provided by the Plan, or to waive or fail to apply any requirements for eligibility under the Plan.

(e)        Conflicts of Interest. No member of the Benefits Committee, the Investment Committee or the Benefits Oversight Committee shall participate in any action on matters involving solely his or her own rights or benefits as a Participant under the Plan. Any such matters shall instead be determined by the other members of the Benefits Committee, the Investment Committee or the Benefits Oversight Committee, as applicable. If, in any case in which any Benefits Oversight Committee member, Investment Committee member or Benefits Committee member is so disqualified to act, the remaining members cannot agree or if there is only one individual member of such committee, the Board of Directors will appoint a temporary substitute member to exercise all of the powers of the disqualified member concerning the matter in which the disqualified member is not qualified to act. The Benefits Oversight Committee, the Investment Committee, the Benefits Committee and any individual member of such committees shall be fully protected when acting in a prudent manner and relying in good faith upon the advice of the following professional consultants or advisors employed by the Company, the Benefits Oversight Committee, the Investment Committee or the Benefits Committee: any attorney insofar as legal matters are concerned, any certified public accountant insofar as accounting matters are concerned and any enrolled actuary insofar as actuarial matters are concerned.

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(f)        Trustee’s Directions. The Benefits Committee shall direct the Trustee concerning disbursements which shall be made out of the Trust pursuant to the provisions of the Plan and Trust. Any direction by the Benefits Committee to the Trustee shall be in writing and may be signed by any member of the Benefits Committee or any party authorized by the Benefits Committee.

(g)        Committee Procedures. The Benefits Oversight Committee, the Investment Committee and the Benefits Committee may act at a meeting or by writing without a meeting, by the vote or assent of a majority of its respective members. The Benefits Oversight Committee, the Investment Committee and the Benefits Committee may adopt such bylaws and rules as they deem desirable for the conduct of their affairs and the administration of the Plan.

(h)        Committee Records. The Benefits Oversight Committee, the Investment Committee and the Benefits Committee shall keep a record of all of their meetings and shall keep all such books of account, records and other data as may be necessary or desirable in their judgment for the administration of the Plan. The Benefits Oversight Committee, the Investment Committee and the Benefits Committee shall keep on file, in such form as each deems convenient and proper, all reports of the Trust received from the Trustee.

(i)        Compensation; Reimbursement. Members of the Benefits Oversight Committee, the Investment Committee and the Benefits Committee shall not receive compensation for their services as such members, but OGE Energy Corp. shall reimburse them for any necessary expenses incurred in the discharge of their duties.

(j)        Certain Indemnification. The current or former Plan Administrator and current and former members of the Board of Directors, the Benefits Oversight Committee, the Investment Committee and the Benefits Committee shall be indemnified by OGE Energy Corp. for all liability, joint or several, for their acts and omissions and for the acts and omissions of their agents and other Fiduciaries in the administration and operation of the Plan. The current and former Plan Administrator and current and former members of the Board of Directors, the Benefits Oversight Committee, the Investment Committee and the Benefits Committee shall also be indemnified by OGE Energy Corp. against all costs and expenses reasonably incurred by them in connection with the defense of any action, suit or proceeding in which they may be made party defendants by reason of their being or having been Plan Administrator, members of the Board of Directors, the Benefits Oversight Committee, the Investment Committee or the Benefits Committee, whether or not then serving as such, including the cost of reasonable settlements (other than amounts paid to OGE Energy Corp.) made to avoid costs of litigation and payment of any judgment or decree entered in such action, suit or proceeding. OGE Energy Corp. shall not, however, indemnify the Plan Administrator or any member of the Board of Directors, the Benefits Oversight Committee, the Investment Committee or the Benefits Committee with respect to any act finally adjudicated to have been caused by the willful misconduct of such individuals; or with respect to the cost of any settlement unless the settlement has been approved by a court of competent jurisdiction. The right of indemnification shall not be exclusive of any other right to which the Plan Administrator or member of the Board of Directors, the Benefits Oversight Committee, the Investment Committee or the Benefits Committee may be legally entitled and it shall inure to the benefit of the duly appointed legal representatives of such individual.

(k)        Dissenting Members. A dissenting member of the Benefits Oversight Committee, the Investment Committee or the Benefits Committee who, within a reasonable time after he or she has knowledge of any action or failure to act by the Benefits Oversight Committee, the Investment Committee or the Benefits Committee, respectively, registers his or her dissent in writing delivered to the Benefits Oversight Committee, the Investment Committee or the Benefits Committee, as applicable, shall not be responsible for any such action or failure to act.”

8.          By adding the phrase “, Investment Committee” after the phrase “Benefits Oversight Committee” where it appears in Section 14.7 of the Plan.

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9.          By adding the phrase “ the Investment Committee” after the phrase” the Benefits Committee,” where it appears in Section 15.1 of the Plan.

10.          By adding the phrase “, the Investment Committee” after the phrase “Benefits Committee,” where it appears in Section 19.5 of the Plan.

IN WITNESS WHEREOF, the Company’s Board of Directors has caused this instrument to be signed by a duly authorized officer of the Company on this 18th day of July 2007.

OGE ENERGY CORP.

By:	/s/ Carla D. Brockman

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